EXHIBIT 99.2


November 4, 1997

            PENTAIR COMPLETES SALE OF FEDERAL CARTRIDGE
            TO BLOUNT INTERNATIONAL

St. Paul, Minn. -- Pentair, Inc. (NYSE: PNR) today announced it completed the sale of its wholly owned subusidiary, Federal Cartridge
Company of Anoka, Minnesota, to Blount International, Inc.(NYSE:BLT.A & BLT.B) of Montgomery, Alabama. The transaction, an all-cash sale for approximately $112 million, was effective October 31, 1997.

Proceeds from the sale will be used to pay down debt and fund future growth in Pentair's three chosen markets: enclosures, professional tools and equipment, and water products. Since 1995, when Pentair divested its paper businesses and announced a commitment to focused growth, the company has made nine acquisitions within its three chosen markets.

"This sale is a 'win' for all parties involved," said Winslow H. Buxton, Pentair chairman and chief executive officer. "Federal and its employees will benefit from Blount's strong position in the sporting goods industry, and will have the resources needed to grow and expand. Pentair, meanwhile, has sharpened its focus and can now apply all its resources to building critical mass and market share in its chosen markets."


With approximately 10,000 employees worldwide, Pentair (http://www.pentair.com) is a diversified manufacturer operating in three principal markets: electrical and electronic enclosures; professional tools and equipment; and water products. Headquartered in St. Paul, Minnesota, Pentair operates from
52 manufacturing and distribution locations in North America, Europe, and Asia.